Exhibit 8.1

[Letterhead of Schiff Hardin LLP]

April 13, 2012

Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938

     Re: Tax Opinion in Connection with Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel to Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated”), in connection with its filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the acquisition of SureWest Communications, a California corporation (“SureWest”) by Consolidated.

     On February 5, 2012, Consolidated, SureWest, WH Acquisition Corp., a California corporation and a wholly owned subsidiary of Consolidated (“Merger Sub I”) and WH Acquisition II Corp., a California corporation and a wholly owned subsidiary of Consolidated (“Merger Sub II ” ) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for a two-step merger in which, first, Merger Sub I will merge with and into SureWest, with SureWest as the surviving entity (the “First Merger”), and then immediately thereafter SureWest will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (the “Second Merger” and together with the First Merger, hereafter referred to as the “Merger”). As a result of the Merger, the separate corporate existence of SureWest will cease, Merger Sub II will continue as the surviving corporation and a wholly-owned subsidiary of Consolidated. Terms not otherwise defined in this opinion letter shall have the same meaning as in the Merger Agreement.

     In the proposed Merger, each issued and outstanding share of SureWest common stock will be converted into the right to receive either (i) $23.00 in cash, without interest, or (ii) shares of Consolidated common stock having an equivalent value based on average trading prices for the 20-day period ending two days before the closing date of the First Merger, subject to a collar so that there will be a maximum exchange ratio of 1.40565 shares of Consolidated common stock for each share of SureWest common stock and a minimum of 1.03896 shares of Consolidated common stock for each share of SureWest common stock, subject to certain exceptions. Overall elections are subject to proration so that 50 percent of the SureWest shares (treating equity award shares as outstanding shares solely for proration purposes) will be exchanged for cash and 50 percent for Consolidated common stock. In order to preserve the tax-free nature of the Merger, the Merger Agreement also provides for a general consideration adjustment in certain circumstances so that holders of SureWest common stock will receive in the Merger, in any event, no less than 42 percent of their aggregate consideration in the form of Consolidated common stock.

Consolidated Communications Holdings, Inc.
April 13, 2012

     In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, Officer’s Certificates from Consolidated and SureWest regarding certain representations made in connection with the Merger, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by SureWest, Consolidated, and others, including those set forth in the Officer’s Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim any opinion as to their validity and accuracy.

     On the basis of such examination, and subject to the qualifications set forth herein, we are of the opinion that (1) the First Merger and Second Merger taken together will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) the statements in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as such statements relate to matters of United States federal income tax law and legal conclusions with respect to those matters, accurately summarize (subject to the qualifications contained therein) in all material respects the material United States federal tax laws referred to therein.

     Our opinion that the First Merger and Second Merger taken together will qualify as a “reorganization” within the meaning of Code Section 368 is predicated on the future consummation of the First Merger and Second Merger according to the terms of the Merger Agreement, the Officer’s Certificates from Consolidated and SureWest being accurate as of the Effective Time of the First Merger, and there being no material change in law and in the terms of the Merger Agreement between now and the Effective Time of the First Merger.

Consolidated Communications Holdings, Inc.
April 13, 2012

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to or undertaken in connection with the Merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Larry Jacobson
Larry Jacobson